Exhibit 99.1

TriVascular Technologies, Inc. Announces Preliminary First Quarter Revenue Results

Issues Revised Revenue Guidance for 2015

Santa Rosa, Calif., April 8, 2015 – TriVascular Technologies, Inc. (NASDAQ: TRIV), manufacturer of the Ovation Prime® Abdominal Stent Graft System, today announced that based on preliminary unaudited financial results, it expects total revenue of approximately $8.0 million for the first quarter of 2015, an increase of 14.1% from the first quarter of 2014. Geographically, revenue in the United States is expected to be approximately $5.5 million, an increase of 19.9% from the first quarter of 2014. International revenue is expected to be approximately $2.5 million, an increase of 3.0% from the first quarter of 2014, or 18.1% on a constant currency basis.  Total revenue growth on a constant currency basis was 19.3% in the first quarter 2015.  Underlying implant growth exceeded 25% in the United States and internationally.

“We continued to gain share and our revenue growth was strong relative to the overall market in the first quarter of 2015. However, growth was below our expectations.  First quarter case volume in the US in some of our larger accounts was not as strong as we had anticipated, and negative foreign currency exchange rates muted a solid performance in Europe,” said President and Chief Executive Officer, Christopher Chavez. “Although we fell short of our growth forecast, our underlying implant growth rates in the first quarter remained well above market growth rates and are indicative of the strength of our platform. The difference between implant and revenue growth in the US is primarily due to a timing lag between when implants are performed versus when they are billed and recognized as revenue.  In our international segment, growth differences between implants and revenue recognition are impacted by currency fluctuations as well as by the timing of when distributors place orders. We are currently evaluating how various factors including market dynamics, seasonality, and currency exchange rates impacted our results and how these factors could impact the remainder of 2015. Accordingly, we feel that it is appropriate to revise our 2015 revenue guidance.”

2015 Financial Guidance

TriVascular currently anticipates total revenue for full-year 2015 to be in the range of $36 to $39 million which represents a range of 13% to 23% year over year growth on an as reported basis and 17% to 27% year over year growth on a constant currency basis.  The Company will provide a more detailed business update and financial information, as well as any updated guidance, when it reports its complete first quarter results after the close of the market on Tuesday, May 5, 2015.

Mr. Chavez continued, “With the conviction that we have a significant technology advantage, a strong product pipeline, and an organization growing in strength and capability, we remain confident in the market opportunity for our Ovation® platform.  We are also confident of our team’s ability to drive strong growth that is above market rates, while safely expanding access to EVAR therapy to more patients.”

Conference Call

Management will host an investment community conference call on Tuesday, May 5 beginning at 1:30 p.m. PT / 4:30 p.m. ET. Individuals interested in listening to the conference call may dial (844) 831-3024 for domestic callers or (315) 625-6887 for international callers (Conference ID: 18558429), or access the webcast on the “Investors” section of the Company’s web site at: www.trivascular.com. The webcast will be available on the Company’s web site for 14 days following the completion of the call.

Use of Non-GAAP Financial Measures

This press release includes a non-GAAP financial measure of constant currency revenue growth percentage. We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results.

About TriVascular Technologies, Inc. - TriVascular is a medical device company developing and commercializing innovative technologies to significantly advance minimally invasive treatment of abdominal aortic aneurysms. The company manufactures the Ovation Prime Abdominal Stent Graft System, the lowest profile FDA-approved endovascular aortic repair (EVAR) system, which utilizes a novel, polymer-based sealing mechanism. TriVascular is based in Santa Rosa, California.

Forward-Looking Statements

In addition to the historical information, this press release contains forward-looking statements with respect to our business, capital resources, strategic initiatives, financial outlook and growth. These forward-looking statements are based upon information that is currently available to us or our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including our ability to successfully commercialize our products; continued market acceptance of our endovascular aortic repair systems; our ability to manufacture our products to meet demand; the level and availability of third party payor reimbursement for our products; our ability to effectively manage our anticipated growth; our ability to protect our intellectual property rights and proprietary technologies; our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; our ability to develop new or complementary technologies; the regulatory requirements applicable to us and our competitors; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; product liability claims; and general economic and worldwide business conditions. These factors, together with those that are described in greater detail in our Annual Report on Form 10-K filed with the SEC on March 9, 2015 and our other filings with the SEC, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements. Our results for the quarter ended March 31, 2015 are not necessarily indicative of our operating results for any future periods.

Company Contact:

Michael R. Kramer

Chief Financial Officer

(707) 543-8709

Media Contact:

Vivek K. Jayaraman

VP, Global Sales & Marketing

(707) 543-8804

vivek.jayaraman@trivascular.com

Investor Relations Contact:

Westwicke Partners

Jamar Ismail

(415) 513-1282

Jamar.ismail@westwicke.com